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                                                                    EXHIBIT 10.3

                      TRANSITION AND CONSULTING AGREEMENT

     This Transition and Consulting Agreement (the "Agreement") is entered into as of the 30th day of April, 1998, by and between Boston Chicken, Inc., a Delaware corporation (the "Company") and Mark W. Stephens ("Stephens").

                                   RECITALS

     A. Stephens was employed by the Company in the capacity of Chief Financial Officer and served as the Vice Chairman of the Company's board of directors.

     B. Stephens has, on this date, resigned as Chief Financial Officer, Vice Chairman of the Board of Directors and as an employee and a member of the board of directors, and the Company desires to engage Stephens as a consultant of the Company on the terms and conditions set forth below.

                                   AGREEMENT

     For and in consideration of the foregoing Recitals, which are incorporated herein as part of this Agreement, the mutual covenants, terms, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are specifically acknowledged, the parties hereto agree as follows:

     1. Consulting Arrangement. Effective on the date hereof and continuing through January 31, 2000 (the "Term of Consultation"), the Company engages Stephens to render certain consulting services to the Company in Golden, Colorado. Such consulting services shall include such services as may be mutually agreed upon from time to time by the Company and Stephens in connection with the projects (the "Projects") described in paragraph 3 below (the "Consulting Services"). The Consulting Services may also include other advice and consultation regarding the financial affairs of the Company. Stephens shall devote such time and efforts as reasonably necessary, appropriate and as requested by Company in serving as team leader for the Projects and any other consulting services agreed to by Stephens and Company. The Company agrees that this Agreement shall in no way restrict Stephens' ability to undertake any business or other activities, including, without limitation, full-time employment in the food or restaurant industries, provided such activities and employment are consistent with the terms of that certain Confidentiality and Non-Compete Agreement dated as of November 15, 1993 by and between the Company and Stephens (the "Confidentiality and Non-Compete Agreement").

     2.  The Projects.  The Projects shall consist of the following:

     a. Acting as team leader for the transaction involving the acquisition by the Company of BC Equity Funding, L.L.C. and Market Partners, L.L.C. (the "pool preferred transaction");
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     b.  Acting as team leader for the acquisition of FAD minority equity interests remaining outstanding after completion of the pool preferred transaction;

     c. To the extent deemed necessary by and at the request of the Company, acting as team leader with respect to any modification to or enhancement of the Company's senior credit facility;

     d. Acting as team leader with respect to generation of a new cash infusion in the Company in the form of a sale of assets or newly issued securities.

     The terms and conditions of each of the Projects shall be subject to the final approval of the Company, which approval the Company may grant or refuse at its sole discretion.

     3. Payments to Stephens. In full satisfaction of any obligations the Company may have to Stephens relating in any way to his employment at the Company and for performing the Consulting Services pursuant to this Agreement, the Company agrees to pay to Stephens the following:

     a. Upon execution of this Agreement, the Company shall pay Stephens the sum of $250,000 (the "Base Fee"). The Base Fee shall represent Stephens' base fee for Consulting Services to be rendered during the period beginning on the date of this Agreement and ending on January 31, 1999. Thereafter, the Base Fee shall be an amount agreed upon by the Company and Stephens, commensurate with the nature and extent of the Consulting Services to be rendered during such period.

     b. In addition to the Base Fee, the Company shall pay to Stephens the following incentive fees (the "Incentive Fee"), payable as and when set forth below:

         1. For that portion of the Consulting Services rendered in connection with the Project described in Section 2(a) above, upon completion and closing of the pool preferred transaction, the Company shall pay to Stephens on the date of closing $400,000 in cash in a lump sum payment;

         2. For that portion of the Consulting Services rendered in connection with the Project described in Section 2(b) above, upon closing of the acquisitions by the Company of each FAD minority equity interest, the Company shall pay to Stephens on the date of each closing $15,000 in cash in a lump sum payment;

         3. For that portion of the Consulting Services rendered in connection with the Project described in Section 2(c) above, upon the closing of any transaction which modifies or enhances the Company's senior credit facility, to the extent deemed necessary by the Company, the Company shall pay to Stephens on the date of closing $500,000 in cash in a lump sum payment;

         4. For that portion of the Consulting Services rendered in connection with the Project described in Section 2(d) above, upon the closing of a transaction

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             which results in a cash infusion to the Company, the Company shall pay to Stephens on the date of closing an amount equal to 1% of the net amount of such cash proceeds received by the Company from such infusion in cash in a lump sum payment.

     c. In addition, the Company will reimburse Stephens for the costs of Stephens' continued participation in the Company-sponsored group health, medical and dental plans at Stephens' current level of coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") through the earlier of January 31, 1999, or until Stephens is eligible to obtain coverage under an applicable policy of insurance provided by a subsequent employer. The foregoing is expressly subject to Stephens' acceptance of, and continued adherence with, all of the terms and conditions of this Agreement. In no event shall the Company reimburse Stephens for COBRA benefits beyond January 31, 1999. Stephens agrees to give the Company notice within five (5) days of obtaining full-time employment with another employer. Company's obligation to pay or reimburse any sums under this Agreement shall cease immediately upon a material breach by Stephens of any of the covenants contained herein.

     5. Reasonable Business Expenses. The Company shall pay or reimburse Stephens for all documented expenses incurred by Stephens in the course of performing the Consulting Services. Stephens shall submit expense reports accompanied by receipts and other appropriate substantiation for all items of business expenses for which payment or reimbursement is sought in accordance with the Company's standard policies and practices.

     6. Office Space and Support. Stephens shall be provided, at the Company's expense, with an office and secretarial support at the Company's principal offices in Golden, Colorado through January 31, 1999.

     7. Non-Solicitation of Employees. Stephens agrees that, commencing on the date of this Agreement and ending on the 2nd anniversary of such date, he will not directly or indirectly employ or seek to employ any person who is employed by Company, its subsidiaries or affiliates or by any area developer or franchisee of Company, nor induce or attempt to induce any such person to leave said employment without the prior written consent of such person's employer.

     8. Release. (a) Stephens hereby acknowledges and agrees that the payments by and obligations of the Company described herein (including the payments by the Company described in paragraph 3 hereof) are in partial consideration of his release of the Company, its subsidiaries and area developers and their respective officers, directors, employees, agents, representatives and insurers (collectively, the "Released Parties") of any right to bring any legal claim against the Released Parties of any nature related in any way, directly or indirectly, to his employment relationship with the Company, including his separation from employment or his investment in BC Equity Funding, L.L.C., Market Partners, L.L.C. or Bagel Store Development Funding L.L.C. This release is intended to be interpreted in the broadest possible manner, to include all actual or potential legal claims that Stephens may have against the Released Parties, except as specifically provided otherwise herein. Specifically, Stephens acknowledges and agrees that he,

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for himself and his successors, assigns and legal representatives, fully and forever releases and discharges the Released Parties, and each of them, from and against any and all claims, liabilities, demands, obligations, damages, actions, or causes of actions of any nature or type whatsoever, whether or not presently known, including claims, liabilities, demands, obligations, damages, actions or causes of actions if based in whole or part on acts or omissions occurring before he delivers this release to the Company, in any way relating to his employment with the Company, including his separation from employment or his investment in BC Equity Funding, L.L.C., Market Partners, L.L.C. or Bagel Store Development Funding, L.L.C., except for his rights described in this Agreement, any vested rights in Company's pension plans, rights under the Company's Director and Officer Insurance Policy and under the indemnification provisions of the Company's Certificate of Incorporation, in each case as they relate to his duties and service as an officer or director (as applicable) of the Company, and his COBRA, unemployment compensation and worker's compensation rights, if any. Stephens acknowledges and agrees that the legal rights and claims that he is giving up include, but are not limited to, his rights, if any, under all state and federal statutes that protect him from discrimination in employment on the basis of sex, race, national origin, religion, disability and age, such as the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, and the Colorado Civil Rights Act, as well as all common law rights and claims, such as breach of contract, express or implied, tort, whether negligent or intentional, wrongful discharge and any claim for fraud, omission or misrepresentation against the Released Parties. The release provided in this section shall become null and void in the event the Company breaches this Agreement.

     (b) In the event that Stephens, or any of his successors, assigns or legal representatives brings any action or legal claim against the Released Parties that he has released herein, he will be in material breach of this Agreement and will be obligated to pay, among other fees and expenses, all legal fees and other costs and expenses incurred by any of the Released Parties in defending such action or legal claim.

     (c) Stephens acknowledges that he has been advised to consult a lawyer concerning this Agreement and that he has up to 21 days after he has received this Agreement to consider whether to sign it. In addition, after he has signed and delivered this Agreement to the Company, it will not be effective or enforceable until the end of the 7th day following Company's receipt of the signed Agreement (the "Revocation Period"). During the Revocation Period, Stephens may revoke this Agreement, without reason and in his sole judgment, but he may do so only by delivering a written notice of revocation to the Company as provided in paragraph 21. If the Company does not receive Stephens' written notice of revocation by the end of the Revocation Period, then this Agreement will become legally enforceable and Stephens may not thereafter revoke it.

     9. Indemnification. Pursuant to resolution of the Board of Directors of the Company, during the period Stephens is a consultant hereunder, Stephens shall be indemnified by the Company as provided in its certificate of incorporation to the same extent as directors and officers of the Company are entitled to be indemnified thereunder, even though Stephens is not an officer or director of the Company.

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     10.  Confidentiality and Non-Compete Agreement. Stephens acknowledges that the Confidentiality and Non-Compete Agreement remains in full force and effect and that any breach of that agreement shall be deemed to be a breach of this Agreement which shall terminate any obligations on the part of the Company to pay or reimburse, from the date of such breach, any amounts due or accruing under this Agreement.

     11. Interest in Options to Acquire Common Stock of the Company and Einstein/Noah Bagel Corporation. The Company and Stephens agree that all of his options to acquire (a) from the Company shares of common stock of the Company or
(b) from Einstein/Noah Bagel Corporation ("ENBC") shares of common stock of such company shall continue to vest pursuant to the plans under which they were granted through January 31, 2000. Stephens will have one year following such date within which to exercise all options which have vested as of such date.

     12. Future Cooperation. Stephens agrees to cooperate in good faith with the Company in any third-party litigation instituted by or against the Company with respect to matters which occurred during the period in which Stephens was employed by or served as a director or officer of the Company. The Company agrees to reimburse Stephens for reasonable expenses incurred by him in connection with such cooperation with respect to such matters.

     13. Independent Contractor. Stephens shall be considered an independent contractor for purposes of this Agreement, and in connection therewith, except as specifically provided in paragraph 3 hereof, shall not be entitled to employee benefits normally associated with employment of individuals by the Company. Stephens shall assume all liabilities for all taxes on any amounts received by him hereunder, and except as specifically provided in paragraph 3 hereof, the Company shall not be required to, but may if legally required, withhold taxes on such amounts.

     14. Communications. Stephens and the Company each agree not to disparage, or otherwise speak negatively of, the other. The Company further agrees to use reasonable best efforts to cause its directors, officers and employees not to disparage, or otherwise speak negatively of, Stephens. Stephens further agrees not to disparage, or otherwise speak negatively of, any Company service-marked or trademarked concept, or past or present employee, officer or director of the Company. Stephens agrees to provide the Company the opportunity to review any press release to be issued by Stephens that mentions the Company.

     15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

     16. Descriptive Headings. The descriptive headings used herein are inserted for convenience only and do not constitute a part of this Agreement.

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     17.  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the internal laws of the state of Colorado applicable to contracts made and to be performed therein.

     18. Complete Agreement. This Agreement, the Confidentiality and Non-Compete Agreement and any applicable Stock Option Plans embody the complete agreement and understanding between the parties with respect to the subject matter hereof, and supersede and preempt any prior understanding, agreement, or representation by or between the parties, written or oral, which may have related to the subject matter hereof.

     19. Amendment. The parties hereto may amend, modify and supplement this Agreement in such a manner as may be agreed upon by them in writing.

     20. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

     21. Notices. Any notice, request, information or other document to be given hereunder shall be in writing and delivered personally, sent by facsimile transmission or registered or certified mail, postage prepaid, or overnight delivery service, as follows:

          If to the Company:

                    Boston Chicken, Inc.
                    14123 Denver West Parkway
                    Golden, CO  80401
                    Attention:  General Counsel
                    Facsimile:  (303) 216-5234

          If to Stephens:

                    Mark W. Stephens
                    5620 Bellaire Court
                    Greenwood Village, Colorado

Either party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOSTON CHICKEN, INC.


By: /s/ Michael Daigle                         /s/Mark W. Stephens
    -----------------------------              ----------------------------
Its: Sr. VP & General Counsel                  MARK W. STEPHENS

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